SYNERGY RESOURCES CORPORATION
                                20203 Highway 60
                              Platteville, CO 80651
                                 (970) 737-1073



                                October 19, 2011


Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re:   Synergy Resources, Inc.
            Amendments to Registration Statement on Form S-1
            File No. 333-146561


     Synergy Resources, Inc. requests that the following amendments to the above-captioned registration statement be withdrawn:

               o    Amendment No. 1 filed on 9-13-11.

               o    Amendment No. 2 filed on 9-26-11 and 10-19-11.

     The reason for this request is the amendments were filed using an incorrect file number.

     No securities were sold by means of the registration statement.


                                    Very truly yours,

                                    /s/ Ed Holloway
                                    --------------------------------
                                    Ed Holloway, President
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